Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated February 25, 2011 (May 6, 2011 as to Note 24 and December 20, 2011 as to Note 23) relating to the financial statements of Chrysler Group LLC and subsidiaries appearing in the Prospectus, which is part of this Registration Statement, and of our report dated February 25, 2011 (May 6, 2011 as to Note 24 and December 20, 2011 as to Note 23), relating to the financial statement schedule appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Detroit, MI

December 20, 2011